Exhibit 23.7
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of Callon Petroleum Company, a Delaware corporation, of the information contained in our reserve report that is summarized as of December 31, 2018, in our summary letter dated February 8, 2019, relating to estimates of proved reserves attributable to certain interests of Carrizo Oil & Gas, Inc. as of December 31, 2018.
We hereby consent to all references to such report, letter, or this firm in the Registration Statement and each Prospectus to which the Registration Statement relates. We further consent to our being named as an expert in the Registration Statement and each Prospectus to which the Registration Statement relates.
/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580
Houston, Texas
December 20, 2019